UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2007

BENACQUISTA GALLERIES, INC.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction	0-51107 (Commission	71-0928242 (IRS Employer
of incorporation)	File Number)	Identification No.)

6870 La Valle Plateada Rancho Santa Fe, California (Address of principal executive offices)		92067 (Zip Code)

Registrant’s telephone number, including area code:		(858) 525-5695

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on December 18, 2006 Benacquista Galleries, Inc. (the “Company”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Whole In One Products, Inc. (“Whole In One”), a privately-held Nevada corporation, for the purchase of four million nine hundred thousand (4,900,000) unregistered shares of Whole In One’s common stock (the “Common Shares”) in consideration of certain services performed and funds in the aggregate amount of ten thousand dollars ($10,000) (the “Purchase Price”).

On February 2, 2007, as a consequence of certain subsequent events, the Company and Whole In One entered into a second agreement (the “Agreement”), voiding ab initio the Stock Purchase Agreement and restoring each party to its respective position prior to execution and delivery of the Stock Purchase Agreement. In accordance with to the terms and conditions of the Agreement Whole In One will repay the Purchase Price to the Company in exchange for the Company’s return of Whole In One’s Common Shares. No penalties will have been incurred by Whole In One or the Company in connection with the Agreement, and each party has undertaken to bear its own expenses.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Agreement by and between Benacquista Galleries, Inc. and Whole In One Organics, Inc., dated February 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2007
BENACQUISTA GALLERIES, INC.

By:	/s/ James Price James Price
Chief Executive Officer